                                                                    EXHIBIT 4.5




                        HOUSTON INDUSTRIES ENERGY, INC.

                 LONG-TERM PROJECT INCENTIVE COMPENSATION PLAN

                          (Effective January 1, 1994)

                        HOUSTON INDUSTRIES ENERGY, INC.
                 LONG-TERM PROJECT INCENTIVE COMPENSATION PLAN

                          (Effective January 1, 1994)


                                   I N D E X


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
ARTICLE I            PURPOSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II           DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                     Accrued Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                     Average Market Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                     Award  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                     Board of Directors or Board  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                     Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                     Contingent Share Unit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                     Credited Interest Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                     Employer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                     HI Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                     Incentive Compensation Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                     Long-Term Award Account  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                     Market Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                     Maximum Incentive Award Opportunity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                     Participant  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                     Performance Goals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                     Personnel Committee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                     Plan Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                     Project Review Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                     Retirement Plan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                     Savings Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                     Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

ARTICLE III          ADMINISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

ARTICLE IV           PARTICIPATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

ARTICLE V            PERFORMANCE GOALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE VI           MAXIMUM INCENTIVE AWARD OPPORTUNITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE VII          INCENTIVE COMPENSATION FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9





                                      (i)
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
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
ARTICLE VIII         ALLOCATION OF INCENTIVE COMPENSATION FUND  . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE IX           PAYMENT OF AWARDS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE X            ASSIGNMENTS AND TRANSFERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE XI           FINALITY OF DETERMINATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

ARTICLE XII          EMPLOYEE RIGHTS UNDER THE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE XIII         OTHER PLANS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE XIV          AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN . . . . . . . . . . . . . . . . . . . . . . . .  18





                                      (ii)

                        HOUSTON INDUSTRIES ENERGY, INC.
                 LONG-TERM PROJECT INCENTIVE COMPENSATION PLAN

                          (Effective January 1, 1994)


                                    RECITALS

                Houston Industries Incorporated, a Texas corporation (the "Company"), with its principal place of business in Houston, Harris County, Texas, hereby establishes the Houston Industries Energy, Inc. Long-Term Project Incentive Compensation Plan, effective January 1, 1994 (the "Plan"), for the benefit of eligible employees of Houston Industries Energy, Inc., its wholly owned subsidiary (the "Employer"), which shall read as follows:

                                   ARTICLE I

                                    PURPOSE

                The purpose of the Plan is to encourage a high level of corporate performance through the establishment of specific goals, the attainment of which will require a high degree of competence and diligence on the part of those employees of the Employer selected to participate in the Plan, and the satisfaction of which will be beneficial to the Employer and the Company.

                                   ARTICLE II

                                  DEFINITIONS

                The following definitions are applicable to the Plan:

                ACCRUED INTEREST: With respect to Long-Term Awards allocated in cash, means interest credited monthly on such Long-Term Award at the Credited Interest Rate from the date the Annual Award was allocated to the Participant's Long-Term Award Account to the last day of the month preceding the date of payment of such Long-Term Award.

                AVERAGE MARKET PRICE: The average of the Market Prices of a share of HI stock for the first 20 out of the last 30 trading days before the applicable valuation date.

                AWARD: An incentive compensation award made under this Plan, payable in accordance with the satisfaction of the Performance Goals, and denoted either as an Annual or a Long-Term Award.

                BOARD OF DIRECTORS OR BOARD: The Board of Directors of the Company.

                COMPANY: Houston Industries Incorporated, or any successor thereto.

                CONTINGENT SHARE UNIT: A unit contingently awarded a Participant hereunder for the purpose of measuring benefits payable by reference to the Market Price of HI Stock as provided in Sections VIII(B) and IX(A) of the Plan.

                CREDITED INTEREST RATE: A rate of interest equal to the composite yield on Moody's Long-Term Corporate Bond Index for the calendar month as determined from Moody's Bond Record published by Moody's Investors Service, Inc. (or any successor thereto), plus two percentage points; or, such other interest rate as may be determined by the Personnel Committee in its sole discretion.

                EMPLOYER: Houston Industries Energy, Inc. and each subsidiary (within the meaning of Section 425(f) of the Internal Revenue Code of 1986, as amended) of Houston Industries Energy, Inc.

                HI STOCK:  The Common Stock, no par value, of the Company.

                INCENTIVE COMPENSATION FUND: The maximum amount, determined as provided in Article VII, available for distribution hereunder to all Participants.

                LONG-TERM AWARD ACCOUNT: The account established on the books of the Company for a Participant receiving a Long-Term Award. A Participant's





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
         Long Term Award Account may be divided into the following two sub-accounts: a cash sub-account and a Contingent Share Unit sub-account.

                MARKET PRICE: The average of the high and low sales price of a share of HI Stock on the New York Stock Exchange-Composite Transactions reporting system, as reported in The Wall Street Journal, for any particular day.

                MAXIMUM INCENTIVE AWARD OPPORTUNITY: The maximum amount that may be paid to a Participant as an Award with respect to any Plan Year.

                PARTICIPANT: An employee of an Employer who is selected to participate in the Plan.

                PERFORMANCE GOALS: The performance objectives of the Employer established for the purpose of determining the level of Awards, if any, earned with respect to a Plan Year.

                PERSONNEL COMMITTEE: The Personnel Committee of the Board of Directors.

                PLAN YEAR:  The calendar year.

                PROJECT REVIEW COMMITTEE: The committee consisting of three or more individuals appointed by the President of Houston Industries Incorporated to review and determine the financial success of projects closed during a given Plan Year and to perform the other duties specified herein.

                RETIREMENT PLAN: The Houston Industries Incorporated Retirement Plan, as amended and restated effective January 1, 1994 and as thereafter amended or, where applicable, any other retirement plan separately maintained by a Subsidiary.

                SAVINGS PLAN: The Houston Industries Incorporated Savings Plan, as amended and restated effective January 1, 1994 and as thereafter amended or, where applicable, any other savings plan separately maintained by a Subsidiary.

                SUBSIDIARY: A subsidiary corporation with respect to the Company as defined in Section 425(f) of the Internal Revenue Code of 1986, as amended.

                A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

                                  ARTICLE III

                                 ADMINISTRATION

                The Plan shall be administered by the Personnel Committee. All decisions of the Personnel Committee shall be binding and conclusive on the Participants. Subject to the provisions of the Plan, the Personnel Committee shall have the authority to:

                (a)      Select the Participants;

                (b) Approve Performance Goals for the Employer and for each Participant;

                (c) Approve the level of the Maximum Incentive Award Opportunity and actual Award that may be made to each Participant;

                (d) Adjust the Performance Goals or the amount of the Incentive Compensation Fund for any Plan Year in accordance with Articles V and IX hereof;

                (e) Establish the terms under which an Award may be earned and paid; and

                (f) Establish from time to time policies and regulations for the administration of the Plan, interpret the Plan, and make all determinations necessary or advisable for the administration of the Plan.

                                   ARTICLE IV

                                 PARTICIPATION

                Participants in the Plan shall be selected by the Personnel Committee for each Plan Year from the active, full-time employees of an Employer. No employee shall at any time have the right (a) to be selected as a Participant in the Plan for any Plan Year, (b) if so selected, to be entitled to an Award, or (c) if selected as a Participant in one Plan Year, to be selected as a Participant in any subsequent Plan Year.

                The terms and conditions under which a Participant may participate in the Plan shall be determined by the Personnel Committee in its sole and absolute discretion. Each such Participant shall be notified in writing of such terms and conditions.

                                   ARTICLE V

                               PERFORMANCE GOALS

                The Project Review Committee shall evaluate each project that was closed during the applicable Plan Year as soon as practicable after the close of such project and shall establish Performance Goals with respect to each project, based on the anticipated future cash flow to be generated from each project. The Project Review Committee shall discount the anticipated future cash flow at a discount rate determined by the Project Review Committee in its sole and absolute discretion. To the extent that a project's cash flow so discounted yields a positive present value, a portion of that value shall be assigned to the Incentive Compensation Fund, to be allocated among the Participants as provided in Article VIII. The Project Review Committee's recommendations as to Performance Goals, amounts to be credited to the Incentive Compensation Fund and any other matters herein shall be subject to the review and approval of the Personnel Committee. If the total of the amounts allocated to the Incentive Compensation Fund during a given Plan Year exceed the maximum permitted for the Incentive Compensation Fund under Article VII, the Project Review Committee may recommend to the Personnel Committee that such excess be carried over to future Plan Years for possible allocation to Participants.

                                   ARTICLE VI

                      MAXIMUM INCENTIVE AWARD OPPORTUNITY

                The Maximum Incentive Award Opportunity with respect to any Plan Year shall be established by the Personnel Committee for each Participant, and shall be expressed as a percentage of the Participant's annual base salary as of the end of the Plan Year before any voluntary reductions for or contributions to the Houston Industries Incorporated Flexible Benefits Plan, the Houston Industries Incorporated Deferred Compensation Plan or the Savings Plan or other similar plans of deferred compensation maintained by the Company or an Employer. In no event shall the total of the Annual and Long-Term Awards potentially payable to a Participant under this Plan with respect to a particular Plan Year exceed such Participant's Maximum Incentive Award Opportunity.

                                  ARTICLE VII

                          INCENTIVE COMPENSATION FUND

                The Incentive Compensation Fund for any Plan Year shall be limited to the lesser of (a) the sum of the Maximum Incentive Award Opportunities for all Participants for that Plan Year or (b) such amount as the Personnel Committee, in its sole discretion, shall establish after reviewing the Project Review Committee's evaluations of the completed projects and establishing Performance Goals as described in Article V.

                                  ARTICLE VIII

                   ALLOCATION OF INCENTIVE COMPENSATION FUND

         A. Allocation Among Awards: The Incentive Compensation Fund shall be allocated among the Participants on the basis of their respective base salary times an assigned opportunity factor, as determined by the Personnel Committee in its sole and absolute discretion. One half of this Award shall be designated as the "Annual Award," and the other half shall be designated as the "Long-Term Award." Except as otherwise provided in Article V, any portion not then allocated shall cease to be available for distribution.

         B. Long-Term Awards: Long-Term Awards may, in the sole discretion of the Personnel Committee, be awarded either in cash or in Contingent Share Units. That portion awarded in cash shall be allocated to the cash sub-account of the Participant's Long-Term Award Account and that portion awarded in Contingent Share Units shall be allocated to the Contingent Share Unit sub-account of the Participant's Long-Term Award Account. Any portion of a Long-Term Award not designated by the Personnel Committee for allocation to either the cash sub-account or the Contingent Share Unit sub-account shall be allocated to the Participant's cash sub-account.

                The number of Contingent Share Units allocable to any Participant shall be determined by dividing the Participant's Long-Term Award by an amount equal to the Average Market Price of HI Stock as of the end of the Plan Year. The Company shall maintain and credit a Contingent Award Account for each Participant to account for his Contingent Share Units. Maintenance of a Contingent Award Account does not render the Participant a shareholder with respect to such Contingent Share Units.

                Additional Contingent Share Units shall be credited to a Participant's Contingent Award Account equal to the amount, if any, of regular dividends paid on an equivalent number of shares of HI Stock on each dividend payment date. The number of additional Contingent Share Units credited to a Participant thereby, including fractional amounts rounded to not less than two decimal places, shall be determined by dividing the amount credited to the Contingent Award Account for each such dividend on the dividend payment date by the price of a Contingent Share Unit. Such amount to be credited shall be the amount which would have been received as a dividend if the Contingent Share Units so credited had then been an equal number of issued and outstanding shares of HI Stock. The price of a Contingent Share Unit shall be the Market Price of a share of HI Stock on the trading day preceding the dividend payment date.

                In the event of a reorganization, recapitalization, share split, share dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure of the Company or shares of HI Stock, the Personal Committee shall make such adjustment, if any, as it may deem appropriate in the number and kind of Contingent Share Units specified in the Contingent Award Accounts.

                                   ARTICLE IX

                               PAYMENT OF AWARDS

                The Personnel Committee has sole and absolute authority and discretion to determine the time and manner in which Awards, if any, shall be paid under this Plan. The determination of the Personnel Committee, which shall be binding and conclusive on any Participant, shall be communicated in writing to each Participant. Generally, however, the following provisions may apply:

                A. Form of Payment: Awards under the Plan will be paid as follows, subject to adjustments for such federal, state or local taxes and other deductions, if any, as may be in effect at the time of payment:

                         (1) Annual Awards: Annual Awards will be paid in cash, in one lump sum.

                         (2) Long-Term Awards: Regardless of whether Long-Term Awards were initially allocated in cash or in Contingent Share Units, such awards may be paid, in the sole discretion of the Personnel Committee, either in cash, in one lump sum, or in shares of HI Stock, or a combination of cash and shares of HI Stock. If the form of payment of a Long-Term Award is undesignated by the Personnel Committee, such award will be paid entirely in the form of cash. If originally allocated in cash and then paid in cash, the Long-Term Award shall include both the original amount of such Long-Term Award and Accrued Interest. If originally allocated in Contingent Share Units and then paid in HI Stock, the number of shares to be distributed will be equal to the number of Contingent Share Units in the Participant's Contingent Award Account on the last day of the month preceding the date of payment of the Long-Term Award. If originally allocated in Contingent Share Units and then paid in cash, the Contingent Share Units credited to a Participant's Contingent Award Account shall be converted to a cash amount equal to the Average Market Price on the last day of the month preceding the date of payment of the Long-Term Award times the number of Contingent Share Units in the Participant's Contingent Award Account. If originally allocated in cash and then paid in HI Stock, the balance in the cash sub-account of the Long-Term Award Account consisting of the amount of the original Long-Term Award, plus Accrued Interest, shall be converted to HI Stock by dividing the said balance in the cash sub-account of the Participant's Long-Term Award Account by an amount equal to the Average Market Price of HI Stock as of the end of the month immediately preceding the date of payment of the Long-Term Award.

                B. Timing of Payment: Annual Awards will be paid as soon as practicable following the close of the Plan Year to which they relate and following approval by the Personnel Committee of the final amount of each Annual Award. Long-Term Awards will be paid as soon as practicable after the close of four years after the Plan Year to which they relate, upon the Personnel Committee's determination that the Performance Goals previously established with respect to such Award have been satisfied and subject to the remaining provisions of this
         Article IX. Notwithstanding anything in this Plan to the contrary, no Participant shall be entitled to a Long-Term Award unless and until the Personnel Committee determines that the Performance Goals to which such Award relates have been satisfied.

                C. Adjustments: The Personnel Committee may not retroactively change any Performance Goals for a Plan Year, except as and to the extent determined by the Personnel Committee in the event of changes in accounting practices or extraordinary or unanticipated circumstances, which could have a material effect on the achievement of such Performance Goals, or as provided in Article V.

                D. Termination, Death or Disability: Awards will be paid only to Participants who are actually employed by and are on the payroll of an Employer on the date of payment, except as indicated below. A Participant whose employment terminates prior to the date of payment shall forfeit any and all Awards from the Plan, whether terminated by the Employer or voluntarily. Those Participants who terminate employment due to death, disability or normal retirement prior to the end of the Plan Year to which their Annual Award relates will be paid a pro-rata portion of their Annual Award based on their date of termination. Such prorated payments will be made at the time and in the form that all payments are normally made to all other Participants.

                         Those Participants who terminate employment due to death, disability or normal retirement after the end of the Plan Year to which an Annual Award relates but prior to the date of payment of such Award will receive the full amount of such Award to which they would otherwise be entitled. Such payments shall be made at the time and in the form that all payments are normally made to all other Participants.

                         If a Participant's employment terminates because of death, the Participant's beneficiary or beneficiaries, designated by the Participant under the Company's Group Life Insurance Plan, or in the absence of any such beneficiary, the Participant's surviving spouse, or if there is no surviving spouse, the personal representative of such Participant's estate, shall be entitled to receive the Annual Award to which the Participant was entitled under this Paragraph D.

                         If a Participant's employment terminates because of death, disability, normal retirement or early retirement with consent of the Employer after the close of the Plan Year to which a Long-Term Award relates but prior to payment of such Award, such Participant or in the event of death, the Participant's Beneficiary, will be paid on the normal payment date of such Long-Term Award an amount equal to the amount which would otherwise have been payable to such Participant but reduced by a fraction not to exceed 1/2, the numerator of which shall be the number of days of active employment during the four Plan Year period to which such Long-Term Award relates prior to such death, disability or normal or early retirement and the denominator of which is 1,460.

                         Notwithstanding any provision in this Article IX or any other provision of the Plan to the contrary, for purposes of determining whether a Participant has terminated employment hereunder, "employment" means employment as an employee with the Company, an Employer or any Subsidiary. Neither the transfer of an Employee Participant from employment by the Company or any Subsidiary to employment by an Employer nor transfer of an Employee Participant from employment by an Employer to employment by the Company or any Subsidiary shall be deemed to be a termination of employment of such Participant. Moreover, the employment of a Participant shall not be deemed to have been terminated because of his absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence, granted by the Employer for reasons of professional advancement, education, health or government service, or during military leave for any period if the Participant returns to active employment within 90 days after the termination of his military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement.

                                   ARTICLE X

                           ASSIGNMENTS AND TRANSFERS

                A Participant shall not assign, encumber or transfer his rights and interests under the Plan, other than pursuant to a marital settlement agreement or similar domestic relations agreement, decree or order, and any attempt to do so shall render those rights and interests null and void.

                                   ARTICLE XI

                           FINALITY OF DETERMINATIONS

                Any determination by the Company, the Employer, the Board, the Personnel Committee or the Project Review Committee in carrying out or administering this Plan shall be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.

                                  ARTICLE XII

                         EMPLOYEE RIGHTS UNDER THE PLAN

                No employee or other person shall have any claim or right to be granted an Award under this Plan. The terms and conditions of an Award shall be generally communicated in writing to the Participant. Neither the Plan nor any action taken thereunder shall be construed as giving an employee any right to be retained in the employ of the Company or an Employer. No Participant shall have any lien on any assets of the Company or an Employer by reason of any Award made under this Plan.

                                  ARTICLE XIII

                                  OTHER PLANS

                The payments and benefits under this Plan shall be excluded from considered compensation under the Retirement Plan. Such payments, however, may be included in considered compensation under the Savings Plan.

                                  ARTICLE XIV

                AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

                The Board may amend, suspend or terminate the Plan in whole or in part; but it may not affect adversely rights or obligations with respect to Annual or Long-Term Awards theretofore made. Any such amendment shall be authorized by resolution of the Board and evidenced by a written instrument of equal formality as this Plan.

                IN WITNESS WHEREOF, the Company has executed this Plan this 13th day of December, 1994, but effective as of January 1, 1994.

                                       HOUSTON INDUSTRIES INCORPORATED



                                       By  /s/ D.  D. Sykora
                                           D. D. Sykora
                                           President and Chief Operating Officer

ATTEST:

 /s/ Christian Schley
Assistant Corporate Secretary